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                                                                       Exhibit 1

                                                                  Conformed Copy


THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NEITHER THIS NOTE NOR ANY OF SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

                          CONVERTIBLE PROMISSORY NOTE

US$1,500,000.00                                                    July 15, 1997

     FOR VALUE RECEIVED, INTERNATIONAL META SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, USA, (the "Company"), hereby promises to pay to AMERSCAN PARTNERS III, LIMITED PARTNERSHIP (the "Holder") for account of its principal office, located on the date hereof at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, at The Chase Manhattan Bank, London Branch (account name: "Amerscan Partners III, Limited Partnership"), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) and any and all other amounts due hereunder, in lawful money of the United States of America and in immediately available funds, on the date and in the amount specified below, and to pay interest on the outstanding principal amount hereof and any such other amount, at such office and account, in like money and funds, for the period from and including the date hereof to but excluding the date on which such principal amount shall have been paid in full, at a rate of eight percent (8%) per annum, on the date specified below. Interest hereunder shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

     The principal amount of this Note shall be lent to the Company by the Holder in three equal installments of Five Hundred Thousand Dollars ($500,000) each. The first such loan shall be made as soon as the conditions precedent set forth in Section 3 hereof shall have been fulfilled. The second and third such loans shall be made by the Holder within three (3) business days of the Holder's receipt of the written request of the Company therefor, but in any event no later than sixty (60) days after the date of this Note, provided that the conditions precedent set forth in Section 3 hereof have been fulfilled on or prior to the date of the making of each such loan. The proceeds of each such loan shall be paid to the Company's account at Merrill Lynch & Co. by means of wire transfer.

     The Company shall pay to the Holder the outstanding principal amount of this Note, and this Note shall mature, on July 15, 1998. Accrued interest on the outstanding principal amount of this Note shall be due and payable on July 15, 1998, and shall be payable only to the extent this Note is not converted in whole or in part as set forth herein. Prepayments of principal,



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together with accrued interest thereon up to but excluding the date of payment, may be made at any time without penalty.

1. CONVERSION

     1.1 OPTIONAL CONVERSION

     The entire outstanding principal amount of this Note, together with any accrued and unpaid interest thereon up to but excluding the Conversion Date (as defined below), shall be convertible at any time, at the option of the Holder, into shares of common stock of the Company (the "Shares"). The number of Shares of the Company to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal amount of this Note on the Conversion Date plus any accrued and unpaid interest thereon to but excluding the Conversion Date by (b) the lower of (i) US$1 per Share, as adjusted for any stock splits, reverse stock splits, stock dividends and/or recapitalizations after the date hereof, and (ii) Seventy-Five Percent (75%) of the average of the mean between the closing bid and asked price per Share for the five (5) trading days immediately preceding the date of the Conversion Notice if on such date the Shares are traded and listed on a Stock Exchange. As used herein, "Conversion Date" shall mean the date specified as such in a Conversion Notice, and "Stock Exchange" shall mean the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market System, the Nasdaq SmallCap Market or the NASD Bulletin Board (the Over the Counter Market), as applicable. In addition, the Company shall have the right to require the Holder, upon written request of the Company at any time on or prior to July 15, 1998, to convert the entire outstanding principal amount of this Note, together with any accrued interest thereon up to but excluding the Conversion Date, on and subject to the terms specified in this Section 1, if on the date of such written request by the Company, the mean between the closing bid and asked price per Share is greater than US$2 per Share, as adjusted for any stock splits, reverse stock splits, stock dividends and/or recapitalizations after the date hereof.

     1.2 CONVERSION PROCEDURE

     If the Holder wishes (or is required) to convert this Note into Shares in accordance with Section 1.1 hereof, the Holder shall deliver a Conversion Notice in the form attached as Annex A hereto (a "Conversion Notice") to the Company in accordance with Section 7.2 hereof.

     1.3 DELIVERY OF SHARE CERTIFICATES; FRACTIONAL SHARES

     As promptly as practicable after return of this Note to the Company by the Holder in accordance with Section 1.2 hereof, the Company (at its expense) shall issue and deliver to the Holder a certificate or certificates for the number of full Shares issuable upon conversion of this Note. No fractional shares shall be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, such fractional share shall be rounded to the nearest whole Share.




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     1.4 RESERVATION OF SHARES ISSUABLE UPON CONVERSION

     At all times while the Holder retains the option to convert this Note into Shares of the Company, the Company shall reserve and keep available out of its authorized but unissued Shares (which shall not be subject to pre-emption or any similar rights) such number of its Shares as shall be sufficient to effect the conversion of this Note.

     1.5 REGISTER; REPLACEMENT NOTES

     The Company shall maintain a register in which it shall provide for the registration of this Note and any transfers of this Note. The Holder shall be entitled to have this Note subdivided by exchange for Notes of lesser denominations in connection with an assignment of all or any portion of this Note by the Holder pursuant to Section 7.6 hereof. Whenever this Note is surrendered for exchange, the Company shall execute the Note(s) which the Holder and/or its assignee is entitled to receive in connection with such exchange. Each Note issued upon any exchange of this Note shall be the valid obligation of the Company, evidencing the same debt, and entitled to the same benefits, as this Note.

2. BOARD APPOINTMENT RIGHT

     Until all principal of, interest on and any other amount owing under this Note shall have been paid in full, Amerscan Capital Management Ltd., the general partner of the Holder, or its designee, shall have the right to appoint one (1) member to the Board of Directors of the Company. Such member of the Board of Directors, shall have the right to appoint the chairman of the Finance Committee of the Board of Directors, which shall consist of at least three (3) members of the Board of Directors.

3. CONDITIONS PRECEDENT

     (a) The obligation of the Holder to make its initial loan hereunder is subject to the receipt by the Holder on or prior to the date hereof of (i) this Note, (ii) the Security Agreement dated as of the date hereof between the Company and the Holder (as amended, supplemented or otherwise modified and in effect from time to time, the "Security Agreement") and (iii) the letter agreement dated the date hereof between Amerscan, Inc. and the Company (the "Fee Letter"), each duly executed and delivered by the Company.

     (b) The obligation of the Holder to make each of the second and third loans hereunder to the Company is subject to the further conditions precedent that (i) the Holder shall have received a written request from the Company for such loan and (ii) both immediately prior to the making of such loan and after giving effect thereto: (A) no Event of Default shall have occurred and be continuing; and (B) the representations and warranties made by the Company in
Section 4 hereof shall be true and correct on and as of the date of the making of such loan with the same force and effect as if made on and as of such date.



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4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Holder that:

     (a) The Company has taken all necessary action to authorize the execution, delivery and performance of this Note, the Security Agreement and the Fee Letter (including, without limitation, obtaining the approval thereof by the Board of Directors of the Company).

     (b) Each of this Note, the Security Agreement and the Fee Letter has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

     (c) No consent, approval or authorisation of any third party is required for the execution, delivery or performance of this Note, the Security Agreement or the Fee Letter by the Company which has not been received, and the execution, delivery and performance of this Note, the Security Agreement or the Fee Letter do not and will not violate, conflict with, result in a violation or breach of, or constitute a default under, any law, rule, regulation or judicial or administrative decision to which the Company may be subject, the Company's Certificate of Incorporation or By-Laws, or any indenture, agreement or instrument to which the Company or any of its property is subject, or which would create a mortgage, pledge, lien, charge, debenture, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security (hereinafter a "Lien") or restriction of any kind upon the Company or any of its property or revenues;

     (d) The Company's obligations under this Note, the Security Agreement and the Fee Letter rank in all respects at least pari passu in priority of payment and in right of security with all of the Company's other unsecured indebtedness, whether now or hereafter incurred; and

     (e) No Event of Default (as hereinafter defined) has occurred and is continuing, nor has any event occurred which but for the giving of notice or the lapse of time or both might constitute an Event of Default.

5. COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees with the Holder that:

     (a) The Company will ensure that its obligations under this Note, the Security Agreement and the Fee Letter will at all times constitute its direct, general and unconditional obligations and rank in all respects at least pari passu in priority of payment and in right of security with all of the Company's other unsecured indebtedness;

     (b) The Company will pay all and any taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever (hereinafter "Taxes") owing by the Company as a result of the conversion of this Note in accordance with
Section 1.1 hereof;



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     (c) The Company will promptly, but in no event later than three business days after notice to the Company of the occurrence of any of the events described in clauses (i) through (v) (inclusive) of this Section 5(c), notify the Holder by facsimile of the particulars of such occurrence and the action, if any, proposed to be taken with respect thereto: (i) any Event of Default (as hereinafter defined) or any event which, but for the giving of notice or the lapse time or both would constitute an Event of Default; (ii) any involuntary Lien shall have been created upon the property of the Company in an amount which, if the Company were required to pay such amount, is likely to materially and adversely affect the Company's ability to perform its obligations under this Note or the Security Agreement; (iii) any judgment against the Company shall have been entered on a claim not covered by insurance in an amount which, if the Company were required to pay such amount, is likely to materially and adversely affect the Company's ability to perform its obligations under this Note or the Security Agreement; (iv) any Taxes are imposed upon any payments made hereunder; or (v) any other event or condition shall occur or exist with respect to the Company which is likely to materially and adversely affect the Company's ability to perform its obligations under this Note or the Security Agreement;

     (d) The Company will furnish, or cause to be furnished, to the Holder (i) simultaneously with the filing thereof with the Securities and Exchange Commission, the annual report and financial statements of the Company for the relevant financial year of the Company bearing an auditor's report, (ii) as soon as the same are available (and in any event within 50 days after the end of each fiscal quarter), the unaudited financial statements of the Company for such fiscal quarter (including, without limitation, any management reports or accounts included in the Company's publicly filed reports) and (iii) such additional documents, opinions, certificates or other instruments or information as the Holder may from time to time request;

     (e) The Company will use its best efforts to obtain and maintain all of the permits, consents, authorizations and approvals which are reasonably necessary or advisable to enable it to observe and perform the relevant terms and conditions of this Note, the Security Agreement and the Fee Letter;

     (f) The Company will not, without prior notice to the Holder, create, assume, permit or suffer to exist any Lien on any of the Company's assets or revenues (other than Liens arising pursuant to the Security Agreement);

     (g) The Company will not, without the prior written consent of the Holder,
(i) issue in excess of 100,000 shares of capital stock of any class other than those issued on the date hereof or those Shares necessary to effect the conversion of the principal amount of this Note in accordance with Section 1.1 hereof and such number of Shares as may be necessary to effect the conversion of any accrued and unpaid interest on this Note in accordance with Section 1.1 hereof, or (ii) undertake any stock split, reverse stock split, recapitalization or stock dividend; and

     (h) Subject to the terms of any agreement entered into by the Company prior to the date of this Note, the Company will not sell, assign, transfer or otherwise dispose of all or any part of its interests in the Collateral under (and as defined in) the Security Agreement without the prior written consent of the Holder.


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6. EVENTS OF DEFAULT; ACCELERATION

     If one or more of the following events (each, an "Event of Default") shall occur and be continuing:

     (a) The Company shall have failed to pay when due any principal of or interest on this Note or any other amount due hereunder, under the Security Agreement or under the Fee Letter; or

     (b) Any representation or warranty made by the Company in this Note or the Security Agreement, or in any statement made in any certificate, report or financial statement furnished by the Company to the Holder, shall prove to have been materially false or misleading when made in light of the circumstances in which it was made; or

     (c) The Company shall fail to perform or comply with any of the covenants or provisions set forth in this Note or the Security Agreement which failure remains unremedied for a period of 10 days after written notice thereof has been given to the Company by the Holder; or

     (d) The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all or a substantial part of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code of 1978, as amended (as now or hereafter in effect, the "Bankruptcy Code"), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (e) A proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or a substantial part of its assets, (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or any order for relief against the Company shall be entered in an involuntary case under the Bankruptcy Code; or

     (f) Subject to the terms of any agreement entered into by the Company prior to the date of this Note, the Liens created by the Security Agreement shall at any time not constitute a valid and perfected, first priority Lien on the collateral described therein in favor of the Holder, free and clear of all other Liens, or the Security Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by the Holder;



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     Thereupon:  (i) in the case of an Event of Default other than one referred to in clause (d) or (e) above, the Holder may, by notice to the Company, cancel the Holder's obligation to make further loans hereunder and declare the principal amount then outstanding of, the accrued interest on, and all other amounts due under, this Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in clause (d) or (e) above, the obligation of the Holder to make any further loans hereunder shall automatically be cancelled and the principal amount then outstanding of, the accrued interest on, and all other amounts due under, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

7. MISCELLANEOUS

     7.1 WAIVER

     No failure on the part of the Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Note preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     7.2 NOTICES

     All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this
Note) shall be given or made by facsimile or by hand in writing and transmitted by facsimile, mailed or delivered to, in the case of the Company, its "Address for Notices" specified below its name on the signature page hereof; and, in the case of the Holder, c/o Amerscan, Inc., 3609 East Thousand Oaks Boulevard, Suite 209, Westlake Village, California 91362, USA, Attention: Mr. Martin S. Albert, Telephone No. 805-371-7715, Fax No. 805-497-7154, or, as to any party, at such other address as shall be designated by such party in a notice to the other party. All such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered in the manner described above or, in the case of a mailed notice, upon receipt, in each case, given or addressed as aforesaid.

     7.3 EXPENSES

     The Company agrees to pay or reimburse the Holder for (a) all reasonable out-of-pocket costs and expenses of the Holder (including, without limitation, the fees and expenses of counsel to the Holder) incurred prior to the Conversion Date in connection with any amendment, supplement, modification or waiver of any of the terms of this Note or the Security Agreement, (b) all costs and expenses of the Holder (including the fees and expenses of counsel) in connection with any default or Event of Default and any enforcement or collection proceedings resulting therefrom and (c) all Taxes levied by any governmental or revenue authority in respect of this Note.



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     7.4 AMENDMENTS

     This Note may be waived, amended or modified only by an instrument in writing duly executed by the Company and the Holder. Any waiver, amendment or modification effected in accordance with this Section 7.4 shall be binding upon the Holder (and any securities into which this Note is convertible), each future holder of all such securities and the Company.

     7.5 SUCCESSORS AND ASSIGNS

     This Note shall be binding upon, and inure to the benefit of, the Company and the Holder and their respective successors and permitted assigns.

     7.6 ASSIGNMENTS AND PARTICIPATIONS

     The Company may not assign any of its rights or obligations under this Note without the prior written consent of the Holder. The Holder may assign this Note or sell a participation in this Note to any person or entity; provided that any assignment of this Note shall only be made with the prior written consent of the Company.

     7.7 SURVIVAL

     The obligations of the Company under Section 5(b) and Section 7.3 hereof shall survive the repayment of the principal amount or the conversion of this Note.

     7.8 HEADINGS

     The section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note.

     7.9 GOVERNING LAW; SUBMISSION TO JURISDICTION

     This Note shall be governed by, and construed in accordance with, the laws of the State of California, United States of America. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in the County of Los Angeles for the purposes of any action, suit or proceeding arising out of or relating to this Note or the Security Agreement or any of the transactions contemplated hereby or thereby. The Company irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby irrevocably consents to the service of any and all process in connection with any such suit, action or proceeding by mailing copies of such process to it at its address provided in Section 7.2 hereof.
The Company agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section
7.9 shall affect the right of the Holder to serve



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legal process in any other manner permitted by law or affect the right of the
Holder to bring any suit, action or proceeding against the Company or its property in any other court or jurisdiction.

     7.10 SEVERABILITY

     If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall otherwise be enforceable in accordance with its terms.



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     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the day and year first above written at El Segundo, California.


                                     INTERNATIONAL META SYSTEMS, INC.

                                     By     /s/ George W. Smith
                                        -----------------------------
                                          George W. Smith
                                          Chief Executive Officer

                                     Address for Notices

                                     International Meta Systems, Inc.
                                     100 North Sepulveda Boulevard
                                     Suite 601
                                     El Segundo, California 90245
                                     USA

                                     Attention: Chief Executive Officer


                                    Tel.  310-524-9300
                                    Fax.  310-524-9303




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                                                                         Annex A
                               CONVERSION NOTICE




International Meta Systems, Inc.
100 North Sepulveda Boulevard
Suite 601
El Segundo, California 90245
USA

Attention: Chief Executive Officer



     The undersigned hereby elects to convert the Convertible Promissory Note dated July 15, 1997 in the principal amount of US$1,500,000 (the "Note") pursuant to Section 1.1 of the Note into _____ of the shares of common stock of International Meta Systems, Inc. (the "Company"). The Conversion Date shall be
______________.

     The original Note, which shall be cancelled by the Company, accompanies this Conversion Notice.

     The undersigned hereby represents and warrants that the undersigned is acquiring such shares of common stock for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof. Such shares should be registered in the name of
_________________________.
    [NAME OF HOLDER]



                                     By___________________
                                       Name:
                                       Title:
Date: _____________, 199__





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